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Exhibit 99.3

        Letter to DTC Participants Regarding the Offer to Exchange
Any and All Outstanding 7 7/8% Senior Subordinated Notes due 2015
for
7 7/8% Senior Subordinated Notes due 2015
of
BUHRMANN US INC.
Pursuant to the Prospectus dated                        , 2005

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2005, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR THE EXPIRATION DATE.

                        , 2005

To Securities Dealers, Commercial Banks
    Trust Companies and Other Nominees:

        Enclosed for your consideration is a Prospectus dated                            , 2005 (the "Prospectus") and a Letter of Transmittal (the "Letter of Transmittal") that together constitute the offer (the "Exchange Offer") by Buhrmann US Inc., a Delaware corporation (the "Company"), to exchange up to $150,000,000 in principal amount of its 7 7/8% Senior Subordinated Notes due 2015 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all outstanding 7 7/8% Senior Subordinated Notes due 2015, issued and sold in a transaction exempt from registration under the Securities Act (the "Private Notes"), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

        We are asking you to contact your clients for whom you hold Private Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Private Notes registered in their own name.

        Enclosed are copies of the following documents:

  1.
  The Prospectus;

  2.
  The Letter of Transmittal for your use in connection with the tender of Private Notes and for the information of your clients;

  3.
  The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Private Notes and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date;

  4.
  A form of letter that may be sent to your clients for whose accounts you hold Private Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer; and

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

        Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2005, unless extended by the Company. We urge you to contact your clients as promptly as possible.

        You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Additional copies of the enclosed material may be obtained form the Exchange Agent, at the address and telephone numbers set forth below.

Very truly yours,

THE BANK OF NEW YORK

Corporate Trust Operations
Reorganizations Unit
101 Barclay Street—Floor 7E
New York, NY 10286

        Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.

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  Exhibit 99.3